Exhibit 99.1
NVR, INC. ANNOUNCES SECOND QUARTER RESULTS

July 21, 2021, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its second quarter ended June 30, 2021 of $321.3 million, or $82.45 per diluted share. Net income and diluted earnings per share for the second quarter ended June 30, 2021 increased 96% and 94%, respectively, when compared to 2020 second quarter net income of $164.1 million, or $42.50 per diluted share. Consolidated revenues for the second quarter of 2021 totaled $2.28 billion, an increase of 41% from $1.62 billion in the second quarter of 2020.
For the six months ended June 30, 2021, consolidated revenues were $4.33 billion, a 35% increase from $3.20 billion reported in 2020. Net income for the six months ended June 30, 2021 was $570.1 million, an increase of 68% when compared to the six months ended June 30, 2020. Diluted earnings per share for the six months ended June 30, 2021 was $145.53, an increase of 66% from $87.56 per diluted share for 2020.
Homebuilding
New orders in the second quarter of 2021 decreased by 6% to 5,521 units, when compared to 5,901 units in the second quarter of 2020. The average sales price of new orders in the second quarter of 2021 was $440,200, an increase of 20% when compared with the second quarter of 2020. The cancellation rate in the second quarter of 2021 was 8% compared to 16% in the second quarter of 2020. Settlements in the second quarter of 2021 increased by 32% to 5,685 units, compared to 4,296 units in the second quarter of 2020. Our backlog of homes sold but not settled as of June 30, 2021 increased on a unit basis by 19% to 12,627 units and increased on a dollar basis by 35% to $5.41 billion when compared to the respective backlog unit and dollar balances as of June 30, 2020.
Homebuilding revenues of $2.22 billion in the second quarter of 2021 increased by 40% compared to homebuilding revenues of $1.59 billion in the second quarter of 2020. Gross profit margin in the second quarter of 2021 increased to 22.6%, compared to 19.2% in the second quarter of 2020. Income before tax from the homebuilding segment totaled $378.3 million in the second quarter of 2021, an increase of 94% when compared to the second quarter of 2020.
Mortgage Banking
Mortgage closed loan production in the second quarter of 2021 totaled $1.57 billion, an increase of 37% when compared to the second quarter of 2020. Income before tax from the mortgage banking segment totaled $39.2 million in the second quarter of 2021, an increase of 161% when compared to $15.0 million in the second quarter of 2020. This increase was primarily attributable to increased mortgage volume in the second quarter of 2021, coupled with income in the second quarter of 2020 being adversely impacted by disruptions in the mortgage markets related to the COVID-19 pandemic, which resulted in a reduction in fair value of mortgage servicing rights.
Effective Tax Rate
Our effective tax rate for the three and six months ended June 30, 2021 was 23.0% and 21.9%, respectively, compared to 21.8% and 8.5% for the three and six months ended June 30, 2020, respectively. The effective tax rates in each period were favorably impacted by the recognition of an income tax benefit related to excess tax benefits from stock option exercises totaling $11.2 million and $28.6 million for the three and six months ended June 30, 2021, respectively, and $6.9 million and $62.5 million for the three and six months ended June 30, 2020, respectively.

Other Matters - COVID-19
The COVID-19 pandemic has had a significant impact on all facets of our business. Our primary focus as we face this challenge is to do everything we can to ensure the safety and well-being of our employees, customers and trade partners. In each of our markets, we continue to operate in accordance with the guidelines issued by the Centers for Disease Control and Prevention as well as state and local health department guidelines, which has resulted in significant changes to the way we conduct business.
Although current demand for new homes is strong, there remains uncertainty regarding the extent and timing of disruption to our business that may result from COVID-19 and related governmental actions. There is also uncertainty as to the effects of economic relief efforts on the U.S. economy, unemployment, consumer confidence, demand for our homes and the mortgage market, including lending standards and secondary mortgage markets. We are unable to predict the extent to which this will impact our operational and financial performance including the impact of future developments such as the duration and spread of COVID-19, corresponding governmental actions, and the impact of such on our employees, customers and trade partners.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-three metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: the impact of COVID-19 on the economy; general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Homebuilding:
Revenues	$2,224,560	$1,588,758	$4,188,271	$3,144,465
Other income	1,632	2,408	3,218	7,744
Cost of sales	(1,721,673)	(1,284,493)	(3,299,126)	(2,579,236)
Selling, general and administrative	(113,406)	(102,702)	(234,825)	(212,869)
Operating income	391,113	203,971	657,538	360,104
Interest expense	(12,850)	(9,166)	(25,856)	(15,380)
Homebuilding income	378,263	194,805	631,682	344,724

Mortgage Banking:
Mortgage banking fees	59,038	31,610	136,773	58,431
Interest income	2,209	1,854	4,241	4,323
Other income	988	679	1,855	1,328
General and administrative	(22,613)	(18,758)	(44,269)	(36,969)
Interest expense	(420)	(359)	(811)	(631)
Mortgage banking income	39,202	15,026	97,789	26,482

Income before taxes	417,465	209,831	729,471	371,206
Income tax (expense) benefit	(96,170)	(45,756)	(159,414)	(31,428)

Net income	$321,295	$164,075	$570,057	$339,778

Basic earnings per share	$88.69	$44.56	$156.27	$92.52

Diluted earnings per share	$82.45	$42.50	$145.53	$87.56

Basic weighted average shares outstanding	3,623	3,682	3,648	3,673

Diluted weighted average shares outstanding	3,897	3,861	3,917	3,881

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Homebuilding:
Cash and cash equivalents	$2,597,565	$2,714,720
Restricted cash	42,543	28,912
Receivables	24,484	18,299
Inventory:
Lots and housing units, covered under sales agreements with customers	1,792,293	1,484,936
Unsold lots and housing units	131,668	123,197
Land under development	7,794	62,790
Building materials and other	41,618	38,159
	1,973,373	1,709,082

Contract land deposits, net	425,301	387,628
Property, plant and equipment, net	54,379	57,786
Operating lease right-of-use assets	61,740	53,110
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Other assets	215,168	203,399
	5,436,133	5,214,516
Mortgage Banking:
Cash and cash equivalents	20,757	63,547
Restricted cash	3,688	2,334
Mortgage loans held for sale, net	344,680	449,760
Property and equipment, net	4,236	4,544
Operating lease right-of-use assets	11,627	12,439
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	25,968	22,654
	418,303	562,625
Total assets	$5,854,436	$5,777,141

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)
(unaudited)

	June 30, 2021	December 31, 2020
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$380,957	$339,867
Accrued expenses and other liabilities	419,454	440,671
Customer deposits	365,443	240,758
Operating lease liabilities	67,413	59,357
Senior notes	1,516,830	1,517,395
	2,750,097	2,598,048
Mortgage Banking:
Accounts payable and other liabilities	49,605	62,720
Operating lease liabilities	12,446	13,299
	62,051	76,019
Total liabilities	2,812,148	2,674,067

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both June 30, 2021 and December 31, 2020	206	206
Additional paid-in capital	2,314,564	2,214,426
Deferred compensation trust – 106,697 shares of NVR, Inc. common stock as of both June 30, 2021 and December 31, 2020	(16,710)	(16,710)
Deferred compensation liability	16,710	16,710
Retained earnings	9,381,177	8,811,120
Less treasury stock at cost – 16,976,140 and 16,859,753 shares as of June 30, 2021 and December 31, 2020, respectively	(8,653,659)	(7,922,678)
Total shareholders' equity	3,042,288	3,103,074
Total liabilities and shareholders' equity	$5,854,436	$5,777,141

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	2,090	$535.4	2,381	$443.0	4,381	$518.1	4,442	$442.6
North East (2)	394	$499.3	369	$375.7	834	$486.3	727	$378.9
Mid East (3)	1,320	$375.7	1,536	$315.6	3,115	$361.1	2,761	$320.3
South East (4)	1,717	$360.3	1,615	$296.1	3,505	$348.7	2,986	$300.5
Total	5,521	$440.2	5,901	$365.4	11,835	$424.4	10,916	$368.6

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	2,224	$471.4	1,931	$434.9	4,234	$468.7	3,726	$433.1
North East (2)	433	$446.3	262	$374.9	805	$441.5	543	$376.3
Mid East (3)	1,404	$340.6	945	$317.4	2,667	$338.6	1,930	$321.6
South East (4)	1,624	$310.7	1,158	$302.9	3,051	$309.8	2,327	$303.2
Total	5,685	$391.3	4,296	$369.8	10,757	$389.3	8,526	$368.8

	As of June 30,
	2021		2020
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	4,626	$517.7	4,328	$448.7
North East (2)	979	$485.7	771	$403.5
Mid East (3)	3,322	$364.8	2,644	$327.5
South East (4)	3,700	$359.0	2,880	$309.2
Total	12,627	$428.5	10,623	$377.5

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Average active communities:
Mid Atlantic (1)	153	188	156	189
North East (2)	32	41	33	40
Mid East (3)	126	141	133	139
South East (4)	109	114	110	111
Total	420	484	432	479

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Homebuilding data:
New order cancellation rate	8.3%	15.7%	9.0%	18.1%
Lots controlled at end of period			114,100	102,000

Mortgage banking data:
Loan closings	$1,565,095	$1,144,428	$2,977,974	$2,276,531
Capture rate	89%	89%	89%	90%

Common stock information:
Shares outstanding at end of period			3,579,190	3,689,088
Number of shares repurchased	78,452	—	164,975	57,611
Aggregate cost of shares repurchased	$376,941	$—	$754,366	$216,582

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com